Exhibit 10(d)

FORM OF FPL GROUP, INC.
AMENDED AND RESTATED LONG TERM INCENTIVE PLAN
STOCK OPTION AWARD

NON-QUALIFIED STOCK OPTION AGREEMENT

1.  Grant of Option. In accordance with and subject to the terms and conditions of (a) the FPL Group, Inc. Amended and Restated Long Term Incentive Plan, as it may be amended from time to time (the "Plan") and (b) this Non-Qualified Stock Option Agreement (the "Agreement"), FPL Group, Inc., a Florida corporation (the "Company"), grants to the optionee identified on Schedule 1 attached hereto (the "Optionee") a nonqualified stock option (the "Option") to purchase the number of shares (the "Shares") of its Common Stock, $.01 par value ("Common Stock"), set forth on Schedule 1, at the option exercise price per Share set forth in Schedule 1. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

2.  Acceptance by Optionee. The exercise of the Option or any portion thereof is conditioned upon acceptance by the Optionee of the terms and conditions of this Agreement, as evidenced by the Optionee's execution of Schedule 1 to this Agreement and the delivery of an executed copy of Schedule 1 to the Company.

3.  Vesting of Option. Subject to the terms and provisions hereof and the Plan, the Option shall vest and the Optionee may exercise the Option in accordance with the vesting schedule set forth in Schedule 1. In the event that the Optionee's employment with the Company or a Subsidiary is terminated prior to the date on which the Option or any portion thereof becomes vested, the non-vested portion of the Option will be void, and will not become exercisable by the Optionee, except as provided in Section 6 of this Agreement.

4.  Expiration of Option. The Option shall expire on the date set forth in Schedule 1 (the "Expiration Date"), unless terminated earlier as set forth in Section 6 below, and may not be exercised after such date.

5.  Conditions to Exercise of Option. Except as otherwise set forth in Section 6 below, the Optionee may exercise the Option or any portion thereof after it has vested and during his lifetime only while he is employed by the Company or a Subsidiary.

6.  Termination of Employment. In the event the Optionee terminates his or her employment with the Company or a Subsidiary as a result of total and permanent disability (as defined in the Long Term Disability Plan for Employees of FPL Group, Inc. and Its Affiliates), death, retirement on or after normal retirement age (as defined in the FPL Group Employee Pension Plan), or early retirement at the Company's request, the Optionee shall vest in the non-vested portion of the Shares subject to the Option based on the percentage of the employment requirement completed during the vesting period.

7.  Procedure for Exercise. Subject to the Agreement and the Plan, the Option may be exercised in whole or in part by the transmittal of a written notice to the Company at its principal place of business. Such notice shall specify the number of Shares which the Optionee elects to purchase, shall be signed by the Optionee and shall be accompanied by payment of the exercise price for the Shares which the Optionee elects to purchase. Except as otherwise provided by the Compensation Committee of the Board or such other Board committee designated to administer the Plan (the "Committee"), before the Option is exercised, such payment may be made in whole or in part (i) by check payable to the Company for the full exercise price and any tax withholding resulting from such exercise; (ii) by delivery of shares of Common Stock owned by the Optionee for at least six months and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; or (iii) by authorizing a Company-approved third party to sell the Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding from such exercise. The Company may instruct the broker to deposit the entire sale proceeds into a Company-owned account for further distribution to the Optionee, net of the entire exercise price, any tax withholding resulting from such exercise, and any commissions or other costs to effect the sale. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable State or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If any applicable law requires the Company to take any action with respect to the Shares specified in the written notice of exercise, or if any action remains to be taken under the Certificate of Incorporation or Bylaws of the Company, as in effect at the time, to effect due issuance of the Shares, then the Company shall take such action and the day for delivery of such Shares shall be extended for the period necessary to take such action. No Optionee shall have any of the rights of a shareholder of the Company under any Option unless and until Shares are duly issued upon exercise of the Option.

8.  Non-Transferability of Stock Options. The Option granted hereunder to the Optionee shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and such Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee.

9.  Effect Upon Employment. This Agreement is not to be construed as giving any right to the Optionee for continuous employment by the Company or a Subsidiary. The Company and its Subsidiaries retain the right to terminate an employee at will and with or without cause at any time.

10.  Protective Covenants. In consideration of the Non-Qualified Stock Option Award granted under this Agreement, the Optionee covenants and agrees as follows: (the "Protective Covenants"):

(a)  During Optionee's employment with the Company, and for a two-year period following the termination of the Optionee's employment with the Company, Optionee agrees not to compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts. Furthermore, during the Optionee's employment with the Company, Optionee shall not directly or indirectly solicit any of the Company's customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of Optionee or for the benefit of any third party, nor shall the Optionee accept consideration or negotiate or enter into agreements with such parties for the benefit of Optionee or any third party.

(b)  During the Optionee's employment with the Company and for a two-year period following the termination of the Optionee's employment with the Company, the Optionee shall not, directly or indirectly, on behalf of the Optionee or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company to leave the Company's employ or to hire or to cause any employee of the Company to become employed for any reason whatsoever.

(c)  Optionee shall not, at any time in the future and in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company's good name or business reputation.

(d)  Optionee acknowledges that the Company would not have an adequate remedy at law for monetary damages if Optionee breaches these Protective Covenants. Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company will be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach. In addition, upon any breach of these Protective Covenants or any separate Confidentiality Agreement between the Company and the Optionee, this Option and all portions thereof, whether vested or unvested, shall terminate and shall not be exercisable thereafter.

(e)  For purposes of this Section 10, the term "Company" shall include all subsidiaries and affiliates of the Company, including, without limitation, Florida Power & Light Company and FPL Energy, LLC, and their respective subsidiaries and affiliates.

(f)  Notwithstanding anything to the contrary contained in this Agreement, the terms of these Protective Covenants shall survive the termination of this Agreement and shall remain in effect.

11.  Adjustments. In the event of any change in the outstanding Shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares or similar corporate change, then the number of Shares granted under this Option shall be adjusted proportionately. No adjustment will be made in connection with the payment by the Company of any cash dividend on its Common Stock or in connection with the issuance by the Company of any warrants, rights, or options to acquire additional Shares of Common Stock or of securities convertible into Common Stock.

12.  Data Privacy. By entering into this Agreement, the Optionee: (i) authorizes the Company or any of its subsidiaries, and any agent of the Company or a subsidiary administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of the Option, the exercise of the Option, or delivery of Shares upon exercise; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company or any of its subsidiaries to store and transmit such information in electronic form.

13.  Compliance With Applicable Law. The issuance of the Shares pursuant to the exercise of this Option is subject to compliance with all applicable laws, including without limitation laws governing withholding from employees and nonresident aliens for income tax purposes. This Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of laws, and the federal laws of the United States.

14.  Incorporation of Plan's Terms - This Agreement is made under and subject to the provisions of the Plan, and all the provisions of the Plan are also provisions of this Agreement (including, but not limited to, the provisions of Section 9 of the Plan pertaining to a Change of Control). If there is a difference or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. All terms used herein are used as defined in the Plan as it may be amended from time to time. The Company and Committee retain all authority and powers granted by the Plan as it may be amended from time to time not expressly limited by this Agreement.

15.  Interpretation. The Committee has the sole and absolute right to interpret the provisions of this Agreement.

16.   Consent to Amendment of Outstanding Awards. The Optionee hereby agrees and acknowledges that the provisions of any outstanding Award granted to the Optionee under the Plan prior to May 21, 2004, and the provisions of any related Award Agreement, insofar as such provisions relate to the definitions of "Cause," "Disability," and "Fair Market Value," or relate to a Change of Control, or relate to the ability of the Committee to modify outstanding Awards in connection with corporate transactions or events, shall be deemed amended as of the date of grant of such Award to incorporate the provisions of Section 2, subsections 2.04, 2.11 and 2.14, Section 9 and Section 10 of the Plan as in effect May 21, 2004, and to remove any provisions in conflict therewith

17.  Miscellaneous. This Agreement shall be binding upon and inure to the benefit of all successors of the Company. This Agreement may not be amended without the express written consent of both parties hereto.

By signing this Agreement, the Optionee accepts and agrees to all of the foregoing terms and provisions and to all the terms and provisions of the Plan incorporated herein by reference and confirms that he has received or has access to a copy of the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the Date of Grant set forth in Schedule 1.

FPL GROUP, INC.

By: _____________________________________

Schedule 1

Non-Qualified Stock Option Agreement

Name of Optionee:	_______________________________

Date of Grant:	________________, ___________

Number of Shares:	__________ shares of Common Stock

Option Exercise Price Per Share:	$

Expiration Date:	_________________, 20____

Vesting Schedule:	The shares of Common Stock subject to this Option shall vest according to the following schedule:
___________ shares on ______________,
___________ shares on ______________, and
___________ shares on ______________,
except that such Shares shall become fully vested upon the occurrence of a Change of Control as defined below if the Optionee is employed by the Company or a Subsidiary on such date.

For purposes of this Agreement, the term "Change of Control" shall have the meaning ascribed to such term in Section 9.02 of the Plan.

The undersigned agrees to the terms and conditions of the Non-Qualified Stock Option Agreement of which this Schedule 1 is a part.

Date Accepted:___________________	By:__________________________________